----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ------------------------------
     FORM 4                                            Washington, D.C. 20549                                 OMB APPROVAL
----------------                                                                                      ------------------------------
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              OMB Number:          3235-0287
                                                                                                      Expires:      January 31, 2005
                                   Filed pursuant to Section 16(a) of the Securities Exchange Act     Estimated average burden
                                  of 1934, Section 17(a) of the Public Utility Holding Company Act    hours per response.........0.5
                                   of 1935 or Section 30(h) of the Investment Company Act of 1940     ------------------------------
(Print or Type Responses)
----------------------------------------  -------------------------------------------  ---------------------------------------------
1. NAME AND ADDRESS OF REPORTING PERSON*  2. ISSUER NAME AND TICKER OR TRADING SYMBOL  6. RELATIONSHIP OF REPORTING PERSON(S) TO
                                             Occidental Petroleum Corporation             ISSUER (CHECK ALL APPLICABLE)
                                             OXY
Irani, Ray R.                             -------------------------------------------     [X] DIRECTOR            [ ] 10% OWNER
----------------------------------------  3. I.R.S. IDENTIFICATION  4. STATEMENT FOR      [X] OFFICER (GIVE       [ ] OTHER (SPECIFY
(LAST)        (FIRST)        (MIDDLE)        NUMBER OF REPORTING       MONTH/DAY/YEAR            TITLE BELOW)            BELOW)
                                             PERSON, IF AN ENTITY
Occidental Petroleum Corporation             (VOLUNTARY)              11/26/2002
10889 Wilshire Boulevard                                            -----------------       Chairman and Chief Executive Officer
----------------------------------------                            5. IF AMENDMENT,     -----------------------------------------
                (STREET)                                               DATE OF         ---------------------------------------------
                                                                       ORIGINAL        7. INDIVIDUAL OR JOINT/GROUP FILING
                                                                       (MONTH/YEAR)       (CHECK APPLICABLE LINE)
Los Angeles, California 90024
----------------------------------------                                                  [X] FORM FILED BY ONE REPORTING PERSON
   (CITY)           (STATE)      (ZIP)                                                    [ ] FORM FILED BY MORE THAN ONE REPORTING
                                                                                              PERSON
----------------------------------------  ------------------------  -----------------  ---------------------------------------------

====================================================================================================================================
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
====================================================================================================================================
1.                    2.           2A.         3.           4.                          5.            6.            7.
TITLE OF SECURITY     TRANSACTION  DEEMED      TRANSACTION  SECURITIES ACQUIRED (A) OR  AMOUNT OF     OWNERSHIP     NATURE OF
(INSTR. 3)            DATE         EXECUTION   CODE         DISPOSED OF (D)             SECURITIES    FORM: DIRECT  INDIRECT
                      (MONTH/DAY/  DATE, IF    (INSTR. 8)   (INSTR. 3, 4 AND 5)         BENEFICIALLY  (D) OR        BENEFICIAL
                      YEAR)        ANY         -----------  --------------------------  OWNED AT END  INDIRECT (I)  OWNERSHIP
                                   (MONTH/                             (A)              OF MONTH      (INSTR. 4)    (INSTR. 4)
                                   DAY/YEAR)    CODE    V    AMOUNT    OR      PRICE    (INSTR. 3
                                                                       (D)               AND 4)
--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------
Common Stock          11/26/2002               M            145,455   A      $22.0000                 D
--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------
Common Stock          11/26/2002               F            128,135   D      $27.3458                 D
--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------
Common Stock          11/26/2002               M            4,545     A      $22.0000   740,424       D
--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

--------------------  -----------  ----------  ------  ---  --------  -----  ---------  ------------  ------------  ----------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================
1.       2.      3.       3A.      4.        5.             6.                7.              8.       9.       10.     11.
TITLE OF CONVER- TRANS-   DEEMED   TRANSAC-  NUMBER OF DE-  DATE EXERCISABLE  TITLE AND       PRICE    NUMBER   OWNER-  NATURE OF
DERIVA-  SION OR ACTION   EXECU-   TION CODE RIVATIVE SECU- AND EXPIRATION    AMOUNT OF       OF DE-   OF DE-   SHIP    INDIRECT
TIVE SE- EXER-   DATE     TION     (INSTR.   RITIES AC-     DATE (MONTH/DAY/  UNDERLYING      RIVA-    RIVATIVE FORM    BENEFICIAL
CURITY   CISE    (MONTH/  DATE, IF 8)        QUIRED (A) OR  YEAR)             SECURITIES      TIVE     SECURI-  OF DE-  OWNERSHIP
(INSTR.  PRICE   DAY/     ANY                DISPOSED OF    (INSTR. 3, 4                      SECURI-  TIES     RIVA-   (INSTR. 4)
3)       OF DE-  YEAR)    (MONTH/            (D) (INSTR. 3, AND 5)                            TY       BENE-    TIVE
         RIVA-            DAY/               4 AND 5)                                         (INSTR.  FICIALLY SECU-
         TIVE             YEAR)                                                               5)       OWNED AT RITY:
         SECU-                     --------  -------------- ----------------- ---------------          END OF   DIRECT
         RITY                                                                                          MONTH    (D) OR
                                                              DATE    EXPIRA-                          (INSTR.  INDI-
                                   CODE  V    (A)     (D)     EXER-    TION    TITLE   AMOUNT          4)       RECT
                                                             CISABLE   DATE                                     (I)
                                                                                                                (INSTR.
                                                                                                                4)
-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------
Employee
stock
option
(right                                                                        Common
to buy)  $22.0000 11/26/02         M                145,455 (1)       05/28/03 Stock   145,455         0         D
-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------
Employee
stock
option
(right                                                                        Common
to buy)  $22.0000 11/26/02         M                4,545   (1)       04/28/03 Stock   4,545           0         D
-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

-------- ------- -------- -------- ---- --- ------- ------- -------- -------- ------  ------- ------- --------- ------- ------------

Explanation of Responses:
(1) The option vested in three equal annual installments beginning on April 28, 1994





** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.                                             /s/ CHRISTEL H. PAULI             November 27, 2002
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                      -----------------------------------------   ----------------------
                                                                       **Signature of Reporting Person                 Date
Note: File three copies of this Form, one of which must be         Christel H. Pauli, Attorney-in-Fact for
      manually signed.                                                           Ray R. Irani
      If space is insufficient, see Instruction 6 for
      procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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